Exhibit 99.1

Internal Memorandum

Date: August 25, 2008

To:	Delta Colleagues Worldwide
From:	Ed Bastian
Subject:	Strengthening Delta’s Financial Position

Today we announced two important financial transactions that I wanted to share with you. Each will strengthen Delta’s financial position as we prepare for the closing of our merger with Northwest.

First, today we borrowed the entire amount of Delta’s $1 billion revolving credit facility. Simply put, we have taken this action to increase our cash balance as we approach the closing of the merger. We believe this will provide us with the utmost in flexibility – at minimal cost – as we prepare for this critical transition. Delta has a strong liquidity position ($3.7 billion at the end of July) and we believe we will have more than sufficient cash on hand at closing to manage the integration process and run the day-to-day business.

Second, last week, Delta amended its Visa/MasterCard credit card processing agreement to extend the contract period through December 31, 2011. Importantly, there will continue to be no cash holdback, or reserve, required under the revised terms of the agreement. We are pleased with the revised terms that determine when the processor may require a holdback in the future and believe they are quite manageable.

The agreement also provides for all Visa/MasterCard processing for Northwest following the close of the merger. The favorable processing fees we were able to obtain will also apply to Northwest following the merger, and represent real progress toward achieving our cost synergy goals.

These actions are part of the work being done by the Delta/Northwest integration teams in preparation for the combination of our two great companies. As promised, we will continue to share updates and keep you informed of other significant developments as they happen.